HEILIG-MEYERS COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN
                            AMENDMENT AND RESTATEMENT


     The Heilig-Meyers Company Employee Stock Purchase Plan (the "Plan") provides eligible employees of Heilig-Meyers Company, a Virginia corporation (the "Company"), an opportunity to purchase common stock of the Company ("Common Stock") with payroll deductions and Company matching contributions.

     1. Amount of Stock Subject to the Plan. The total number of shares of Common Stock that may be purchased under the Plan shall be 540,000, as adjusted to reflect certain stock dividends, and subject to further adjustment as provided in Section 12. Such shares may be newly issued shares from the Company's authorized but unissued Common Stock or may be shares purchased for the Plan on the open market.

     2. Eligible Employees. All present and future regular employees of the Company and its parent and subsidiary corporations (whether now existing or hereafter created or acquired) who are employed below the level of Division Supervisor or Vice President are eligible to participate in the Plan except, as of any Enrollment Date (as defined in Section 4), (i) employees who have completed less than one year of Eligibility Service (defined below), or (ii) employees who are subject to Section 16 of the Securities Exchange Act of 1934. For purposes of the Plan, "Eligibility Service" means continuous employment with the Company as a regular employee. "Regular employee" means a full-time employee who works 30 or more hours a week. Determinations whether an employee is a regular employee and whether an employee has completed one year of Eligibility Service shall be uniform in nature and applicable to all persons similarly situated.

     3. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have all powers necessary to administer the Plan, including the power to construe and interpret the Plan's documents; to decide all questions relating to an employee's employment status and eligibility to participate in the Plan; to make adjustments to the limitations on payroll deductions set forth in Section 5; to employ such other persons as are necessary for the proper administration of the Plan; and to make all other determinations necessary or advisable in administering the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding.

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     The Committee shall appoint an officer or other employee of the Company to serve as Plan Administrator. The Plan Administrator shall be responsible for the general administration of the Plan and such other matters as the Committee deems necessary for the efficient and proper administration of the Plan.

     4. Participation in Plan. An eligible employee may commence or recommence (subject to limitations set forth below), participation in the Plan effective on any March 1 or September 1 ("Enrollment Dates") by completing and delivering to the designated individuals in the Benefits Section of the Company's Human Resources Department (the "Benefits Section") a form prescribed by the Committee (the "Authorization Form"). The employee must deliver the Authorization Form to the designated individuals in the Benefits Section at least 15 days before the desired Enrollment Date. The Authorization Form shall authorize payroll deductions from the employee's Compensation. For purposes of the Plan, "Compensation" means all compensation and commissions (estimated as deemed necessary by the Committee) before any deductions or withholding and including overtime and bonuses, but exclusive of all amounts paid as reimbursements of expenses including those paid as part of commissions. Eligible employees who participate in the Plan are referred to herein as Participating Employees.

     Notwithstanding the foregoing paragraph, employees may commence participation in the Plan during the year in which the Plan first becomes effective by completing and delivering to the designated individuals in the Benefits Section an Authorization Form by December 16, 1991.

     5. Payroll Deductions, Limitations, and Employee Accounts. A payroll deduction shall be made as a percentage of Compensation payable to each Participating Employee for each payroll period as specified in the Employee's Authorization Form. Payroll deductions for each payroll period shall not be less than 2% nor more than 10% of Compensation for such payroll period. Payroll deduction specifications must be made in 1% increments.

     All payroll deductions shall be credited to an account that a custodian appointed by the Committee (the "Custodian") shall establish in the name of each Participating Employee (the "Payroll Deduction Account").

     The maximum amount that may be deducted for each Participating Employee in any one calendar year is $2,975.00. When a Participating Employee's aggregate payroll deductions for the calendar year total $2,975.00, the Participating Employee's purchase of Common Stock and payroll deductions shall be suspended for the remainder of the calendar year. However, the Participating Employee shall continue to be a participant under the Plan unless he terminates his participation, and his purchase of Common Stock and payroll deductions will be resumed for the first payroll period of the next calendar year.

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     6. Changes in Payroll Deductions. A Participating Employee may change the percentage of his payroll deductions, subject to the minimums and maximums set forth above, effective on any March 1 or September 1, by delivering to the Benefits Section a new Authorization Form at least 15 days before the effective date of change.

     7. Company Matching Contribution. The Company shall contribute an amount equal to 17.65% of each Participating Employee's payroll deductions for each payroll period (the "Company Contribution"). The Company Contribution shall be delivered to the Custodian in cash and shall be credited to the Participating Employee's Payroll Deduction Account. The Company Contribution shall be made on or before each Purchase Date (as defined in Section 9) with respect to payroll deductions made since the last Purchase Date.

     8. Purchase Price. The purchase price ("Purchase Price") for each share of Common Stock, including shares purchased by dividend reinvestment, shall be 100% of the fair market value of such shares on the Purchase Date (as defined in Section 9).

     For shares issued by the Company, the fair market value of the Common Stock shall be the average of the highest and lowest registered sales prices of the Common Stock on the New York Stock Exchange (or the primary exchange on which the Common Stock is then traded) on each Purchase Date. With respect to shares purchased on the open market, the fair market value of the Common Stock shall be the price paid for such shares.

     9. Method of Purchase and Purchase Accounts. The last business day of each month shall be a Purchase Date. On each Purchase Date, the funds in the Payroll Deduction Accounts shall be applied to the purchase from the Company of the number of whole shares and fractional interests in shares of Common Stock as such funds can purchase at the Purchase Price on that Purchase Date, unless the Company notifies the Custodian at least 10 days before the Purchase Date that all of the shares required shall be obtained on the open market. In the latter event, the Custodian shall apply the funds in the Payroll Deduction Accounts to the purchase of whole shares of Common Stock on the open market.

     The Company shall reimburse the Custodian for any expenses incurred by it in effecting any open market purchases. The shares and fractional interests in shares of Common Stock acquired under the Plan (rounded to the nearest ten thousandth) shall be credited to a Purchase Account maintained by the Custodian for each Participating Employee.

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     Dividends paid with respect to the Common Stock held in the Purchase
Accounts shall be automatically reinvested in Common Stock under the Plan. The reinvestment shall be effected through the crediting of such dividends to the Participating Employees' Payroll Deduction Accounts on the date such dividends are received by the Custodian or as soon thereafter as administratively feasible. All funds in the Payroll Deduction Account (from payroll deductions, Company Contributions and dividends) shall be applied to the purchase of shares of Common Stock on the next Purchase Date.

     10. Rights as a Shareholder. Participating Employees shall have all the rights of shareholders with respect to shares of Common Stock acquired under the Plan, including the right to vote such shares and receive annual reports, proxy statements and other documents generally sent to shareholders. By written notification delivered to the Custodian, a Participating Employee shall have the right:

          (a) to obtain a certificate for the whole shares of Common Stock credited to his Purchase Account; or

          (b) to direct that any whole shares in his Purchase Account be sold as soon as administratively feasible, and that the proceeds, less selling expenses, be remitted to him.

     11. Rights Not Transferable. Rights under the Plan are not transferable by a Participating Employee.

     12. Certain Adjustments in the Case of Stock Dividends or Splits. The Committee shall make appropriate adjustments in the number of shares of Common Stock which may be purchased under the Plan if there are changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, merger or consolidation.

     13. Termination of Participation in Plan. A Participating Employee may at any time and for any reason terminate his participation in the Plan by written notification of his withdrawal delivered to the designated individuals in the Benefits Section. An employee's participation in the Plan shall also terminate upon his ceasing to be employed by the Company, whether by reason of death or otherwise, or upon ceasing to be a regular employee, or upon his being promoted to a position at or above the level of Division Supervisor or Vice President, or upon his becoming subject to Section 16 of the Securities Exchange Act of 1934. With respect to each terminated participant, (i) payroll deductions shall cease as of the first day of the next payroll period, or as soon as administratively feasible, after delivery of notification of withdrawal, termination of

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employment, ceasing to be a regular employee, being promoted to a position at or above the Division Supervisor or Vice President level, or becoming subject to
Section 16 of the Securities Exchange Act of 1934, whichever is applicable, and
(ii) no purchases shall be made after the Purchase Date for the calendar month in which the last payroll deduction is made. A terminated participant shall elect:

          (a) to obtain a certificate for the whole shares of Common Stock credited to his Purchase Account; or

          (b) to direct that the Custodian sell the whole shares of Common Stock credited to his Purchase Account as soon as administratively feasible, and that the proceeds, less selling expenses, be remitted to him.

     In either event, the terminated participant shall receive a cash payment for any fractional interest in a share of Common Stock credited to his Purchase Account. Such cash payment shall be based on the market value of the Common Stock on the next date whole shares are sold for Plan participants after the terminated participant elects whether to obtain a certificate for or to direct the sale of his whole shares. If the terminated participant fails to make an election within 60 days following termination or otherwise becoming ineligible, he shall be deemed to have elected to obtain certificates for his whole shares. In the event a Participating Employee's participation is terminated by death, delivery of any certificate and monies under this paragraph shall be made to the employee's beneficiary as designated on a form prescribed by the Committee. Any beneficiary so designated is bound by the terms of the Plan. If no beneficiary has been designated, such delivery shall be made to the legal representative of the deceased employee's estate.

     An employee who has withdrawn from the Plan or whose participation in the Plan has terminated may not recommence participation in the Plan during the 6-month period next following the effective date of such withdrawal or termination.

     14. Amendment of the Plan. The Board of Directors may, at any time, or from time to time, amend the Plan in any respect.

     15. Termination of the Plan. The Plan and all rights of employees hereunder shall terminate:

          (a) on the Purchase Date that Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of shares remaining unpurchased out of the total number of shares which may be purchased under the Plan; or

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          (b)at any earlier date at the discretion of the Board of Directors.

     In the event that the Plan terminates under circumstances described in (a) above, the Common Stock remaining unpurchased as of the termination date shall be allocated to Participating Employees for purchase on a pro rata basis.

     16. Effective Date of Plan. The Plan shall become effective on October 9, 1991 or as soon thereafter as a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan has become effective. The effective date of this amendment and restatement is January 1, 1993.

     17. Government and Other Regulations. The Plan, and the rights to purchase Common Stock hereunder, and the Company's obligation to sell and deliver Common Stock upon the exercise of rights to purchase Common Stock, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

     18. Indemnification of Committee. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation and By-Laws.